EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion of our report dated September 27, 2006 (except for notes 1(u) and 1(o) as to which the date is March 9, 2007) relating to the consolidated financial statements of Precision Optics Corporation, Inc. and subsidiaries as of and for the years ended June 30, 2006 and 2005 in this Registration Statement on Form SB-2 and to the reference to our Firm under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ VITALE, CATURANO & COMPANY, LTD.
Boston, Massachusetts
March 15, 2007